As filed with the Securities and Exchange Commission on July 22, 2013

Registration No. 333-189196

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Erickson Air-Crane Incorporated

(Exact name of registrant as specified in its charter)

Delaware	93-1307561
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5550 SW Macadam Avenue, Suite 200

Portland, Oregon 97239

(503) 505-5800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edward T. Rizzuti

Vice President, General Counsel & Corporate Secretary

Erickson Air-Crane Incorporated

5550 SW Macadam Avenue, Suite 200

Portland, Oregon 97239

(503) 505-5800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications, including communications sent to agent for service, should be sent to:

Michael P. Reed, Esq.

Frank M. Conner III, Esq.

DLA Piper LLP (US)

500 8th Street NW

Washington, DC 20004

Tel: (202) 799-4000

Fax: (202) 799-5000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one:)

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated July 22, 2013

PROSPECTUS

4,000,000 Shares Of Common Stock Offered by Erickson Air-Crane Incorporated

and

5,602,970 Shares Of Common Stock Offered by the Selling Stockholders

We may sell from time to time up to 4,000,000 shares of our common stock as described in this prospectus, in one or more offerings. In addition, ZM Private Equity Fund I, L.P., ZM Private Equity Fund II, L.P., and ZM EAC LLC, which we refer to collectively as the ZM Funds or Selling Stockholders, may sell from time to time up to 5,602,970 shares of our common stock under this prospectus. We will not receive any of the proceeds from the sale of our common stock by the Selling Stockholders. We will bear all expenses of registration incurred in connection with this offering, except any underwriting discounts and commissions and expenses incurred by the Selling Stockholders in disposing of their shares of our common stock.

This prospectus describes some of the general terms that may apply to these securities. Each time we or the Selling Stockholders sell securities pursuant to this prospectus, we or the Selling Stockholders will provide specific terms of the offered securities, including the number of securities offered and the price per security, in one or more prospectus supplements. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

Our registration of the shares of common stock covered by this prospectus does not mean that we or the Selling Stockholders will offer or sell any of the shares. We and/or the Selling Stockholders may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how we and/or the Selling Stockholders may sell our respective shares in the section entitled “Plan of Distribution.” If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions, discounts, or over-allotment options. The price to the public of such securities and any net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Our common stock is listed on the NASDAQ Global Market under the symbol “EAC.” On July 19, 2013, the last reported sale price of our common stock on the NASDAQ Global Market was $18.18 per share.

The aggregate market value of our outstanding common stock held by non-affiliates was approximately $73.8 million, based on 9,769,476 shares of outstanding common stock, of which 4,061,282 are held by non-affiliates, and a per share price of $18.18 based on the last reported sale price of our common stock on the NASDAQ Global Market on July 19, 2013.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Investing in our common stock involves risks. You should carefully read and consider the risk factors included in our periodic reports, in any prospectus supplements relating to specific offerings of our common stock and in other documents that we file with the Securities and Exchange Commission. See “Risk Factors.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2013.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the “Commission” or the “SEC,” using a “shelf” registration process. Specific information about the terms of an offering will be included in a prospectus or a prospectus supplement relating to each offering of shares. The prospectus supplement may also add, update or change information included in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the caption “Where You Can Find More Information” and “Information Incorporated by Reference.” You should also carefully consider, among other things, the matters discussed in the section entitled “Risk Factors.”

We are responsible for the information contained and incorporated by reference in this prospectus, any applicable prospectus supplements and any related free writing prospectus we prepare or authorize. Neither we, the Selling Stockholders nor any underwriter has authorized anyone to provide information different from that contained in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein.

The information contained in this prospectus, in any prospectus supplement or in any document incorporated by reference is accurate only as of its date, regardless of the time of delivery of this prospectus, any prospectus supplement or any sale of common stock.

This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which or jurisdiction in which the offer or solicitation is unlawful.

Unless the context otherwise indicates or requires, the terms “Erickson,” “EAC,” “Company,” “we,” “us,” and “our” as used in this prospectus refer to Erickson Air-Crane Incorporated and its subsidiaries. Unless the context otherwise indicates or requires, the phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement(s).

FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. Forward-looking statements are based upon management’s expectations and beliefs concerning future developments and their potential effects on us. Forward-looking statements include our expectations as to our ability to comply with our debt obligations, the effects of increased competition in our business, our ability to successfully manage the acquisitions, our ability to effectively manage our growth and our ability to market our aerial services in new geographic areas and markets.

Additionally, statements concerning future matters such as the development of new products, enhancements or technologies, sales levels, expense levels and other statements regarding matters that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events, and our future results are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. Words such as “may,” “should,” “intends,” “plans,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” “forecasts,” or variations of such words and similar expressions, or the negative of such terms, may help identify such forward-looking statements. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the aviation industry or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in

i

“Risk Factors” herein and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and our other filings with the Securities and Exchange Commission, or the SEC, that are incorporated herein by reference. You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this prospectus, currently unknown facts or conditions or the occurrence of unanticipated events.

You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by each of these cautionary statements.

ii

PROSPECTUS SUMMARY

Our Company

Erickson Air-Crane Incorporated is a leading global provider of aviation services to a diverse mix of commercial and government customers. Erickson currently operates a diverse fleet of 85 rotary-wing and fixed wing aircraft, including a fleet of 20 heavy-lift S-64 Aircranes, which we refer to as the Aircrane. This fleet supports a wide and worldwide variety of government and commercial customers, across a broad range of aerial services, including critical supply and logistics for deployed military forces, humanitarian relief, firefighting, timber harvesting, infrastructure construction, and crewing. We also maintain a vertical manufacturing capability for the Aircrane, related components, and other aftermarket support and maintenance, repair, and overhaul services for the Aircrane and other aircraft. Founded in 1971, Erickson Air-Crane is headquartered in Portland, Oregon and maintains facilities and operations in North America, South America, the Middle East, Africa and Asia-Pacific.

On May 2, 2013, we acquired Evergreen Helicopters, Inc., or EHI, from Evergreen International Aviation, Inc., or EIA. Pursuant to the Stock Purchase Agreement, dated March 18, 2013, as amended on May 1, 2013 by the First Amendment to Stock Purchase Agreement, by and among Erickson, EIA, EHI, EAC Acquisition Corporation, a Delaware corporation and our wholly owned subsidiary, and Delford M. Smith, or the Stock Purchase Agreement, we purchased from EIA 100% of the outstanding share capital of EHI for $250.0 million, consisting of $185.0 million in cash, $17.5 million in our subordinated notes, and 4,008,439 shares of our Mandatorily Convertible Cumulative Participating Preferred Stock, Series A, or our Preferred Stock, valued at $47.5 million (based on an agreed upon value of $11.85 per share). We refer to this acquisition as the Evergreen Acquisition. Our Preferred Stock is convertible, at our option, into an equal number of shares of our common stock, subject to stockholder approval under NASDAQ marketplace rules.

In connection with the Evergreen Acquisition, EHI purchased nine aircraft from an affiliated entity of EIA for an aggregate purchase price of approximately $13.0 million, of which $9.0 million of the purchase price for the nine aircraft was paid at closing, with the balance payable by us in four quarterly installments of $1.0 million each; however, we elected to pay this remaining amount within two business days of the closing of the Evergreen Acquisition and received a discount of $50,000 from the aggregate purchase price for these nine aircraft. In addition, EIA issued us a last-out, first lien secured promissory note with a principal amount of $6.15 million in connection with the estimated working capital deficit that EHI had on the date of closing as opposed to the level of working capital that EHI was required to have on the date of closing pursuant to the original terms of the Stock Purchase Agreement before the First Amendment.

EHI, based in McMinnville, Oregon, is a diversified global provider of air transport services for cargo and personnel to government and commercial customers. EHI has approximately 400 employees and offers a diverse mix of services, including passenger transport, cargo transport, medevac, disaster relief, firefighting, natural resource development, and recreation. EHI holds two Part 135 Aviation Operating Certificates and is certified and regulated by the Commercial Airlift Review Board, or CARB, in addition to holding several repair station certificates. These certifications enable EHI to carry commercial passengers as well as United States Department of Defense and State Department personnel on a for hire basis. EHI’s 126 pilots have an average of more than 8,150 flight hours. A portion of the existing EHI fleet is not currently on contract, offering a significant revenue generating opportunity.

The completion of the Evergreen Acquisition provided us with an incremental fleet of 63 aircraft, consisting of 50 medium and light helicopters as well as 13 fixed-wing aircraft. This diverse fleet serves a wide range of customers, including significant passenger transport and airlift services for the United States Department of Defense and State Department. EHI’s operations span the globe, including a presence in North America, the Middle East, Africa, and Asia.

We are headquartered at 5550 SW Macadam Avenue, Suite 200, Portland, Oregon 97239 and our phone number is (503) 505-5800. Our website address is www.ericksonaircrane.com. The information on, or accessible through, our website is not a part of this prospectus and shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

Air Amazonia Acquisition

On July 19, 2013, we entered into a quota purchase agreement, or the Quota Agreement, and an aircraft purchase agreement, or the Aircraft Agreement, with Air Amazonia Serviços Aeronáuticos Ltda., or Air Amazonia, and HRT Participações em Petróleo S.A. and certain of its affiliates, or HRT. We collectively refer to the Quota Agreement, the Aircraft Agreement and all related agreements as the HRT Agreement, and we collectively refer to the transactions contemplated by the HRT Agreement as the Air Amazonia Acquisition. Pursuant to the Quota Agreement, we agreed to purchase all of the stock capital of Air Amazonia for a purchase price of $6.0 million, subject to certain adjustments, plus certain additional amounts contingent on Air Amazonia’s future revenues. Pursuant to the Aircraft Agreement, we agreed to purchase six rotary-wing aircraft of varying types and mission capabilities from HRT for a purchase price of $17.0 million, plus an additional $3.0 million payable upon the earlier of our obtaining a Part 135 air operator regulatory approval for Air Amazonia from the Brazilian National Civil Aviation Agency or twelve months from closing of the Air Amazonia Acquisition. At the closing of the Air Amazonia Acquisition, we would enter into a one-year aerial services agreement with HRT to provide ongoing aerial services for expected annual revenues of at least $29.0 million, which HRT may extend on an annual basis for up to four years. We also have a one-year right of first refusal to purchase any or all of HRT’s remaining seven aircraft. During the term of the aerial services agreement and the first two annual extensions, we would have the right of first refusal on aerial services in Brazil from HRT and in the Solimoes region of Brazil from Rosneft Brasil E&P Ltda to support its onshore oil and gas operations, and HRT has agreed not to compete with the business conducted by Air Amazonia.

The Air Amazonia Acquisition is subject to several conditions to closing, including delivery of Air Amazonia financial statements for the year ended December 31, 2012, approval of an aerial services agreement and a maintenance and other services agreement by certain third parties, transfer of various regulatory permits, the negotiation and execution of agreements regarding properties used in Air Amazonia’s business, an appraisal of the stock capital of Air Amazonia by an independent expert, certain third party consents, satisfactory inspections of the acquired aircraft, corporate and shareholder approvals, and regulatory filings and registrations.

We expect to fund the purchase price of the Air Amazonia Acquisition with our revolving credit facility. In addition, pursuant to the terms of our $400.0 million offering of our 8.25% Second Priority Senior Secured Notes due 2020, or the Notes, we expect to redeem $45.0 million of the Notes within three business days after the July 31, 2013 deadline and release the corresponding amount of cash held in escrow.

Recent SEC Filings

Our filings with the SEC contain important information about us and you are urged to review them. In recent months, we have filed reports with the SEC disclosing certain transactions and events, including disclosures relating to the Evergreen Acquisition, our offering of $400.0 million in aggregate principal amount of the Notes, our entry into a credit agreement, dated as of May 2, 2013, with Wells Fargo Bank, National Association, as Administrative Agent, Lead Arranger, Book Runner, Syndication Agent, and Documentation Agent, and other lender parties thereto, as amended, or the Credit Agreement, and the Air Amazonia Acquisition. The following list provides you with information on which of our recent SEC filings contains information on each of the following transactions and events:

•

Evergreen Acquisition. For additional information about the Evergreen Acquisition, please see our Current Reports on Form 8-K filed with the SEC on March 20, 2013, May 1, 2013, May 3, 2013 and May 8, 2013 (as amended on June 10, 2013 and July 18, 2013) and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, filed with the SEC on May 9, 2013.

•

Notes. For additional information about the Notes, please see our Current Reports on Form 8-K filed with the SEC on April 25, 2013, May 1, 2013, May 3, 2013 and May 8, 2013 (as amended on June 10, 2013 and July 18, 2013) and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, filed with the SEC on May 9, 2013.

•

Credit Agreement. For additional information about the Credit Agreement, please see our Current Reports on Form 8-K filed with the SEC on May 3, 2013 and May 8, 2013 (as amended on June 10, 2013 and July 18, 2013) and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, filed with the SEC on May 9, 2013.

•

Air Amazonia Acquisition. For additional information about the Air Amazonia Acquisition, please see our Current Reports on Form 8-K filed with the SEC on March 7, 2013, May 1, 2013 and May 3, 2013 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, filed with the SEC on May 9, 2013.

The foregoing is not and does not purport to be a complete list of the SEC filings made by us and is provided for ease of reference only. We undertake no obligation to update the foregoing in any amendment to this prospectus or prospectus supplement in order to reflect any event or circumstance occurring after the date of this prospectus. We urge you to read all of our reports filed with the SEC.

The SEC allows us to “incorporate by reference” into this prospectus certain information. This means that we can disclose important information to you by referring you to those documents that contain the information. The documents incorporated by reference into this prospectus include, but are not limited to, the documents referenced above. See “Information Incorporated By Reference” on page 12 for more information on the documents incorporated by reference into this prospectus.

The Offering

We may offer and sell, from time to time, in one or more offerings, up to 4,000,000 shares of our common stock at prices and on terms to be determined by market conditions at the time of any offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities.

In addition, the Selling Stockholders may offer to sell an aggregate of 5,602,970 shares of our common stock from time to time in the public market under this prospectus. We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders. The Selling Stockholders will deliver a supplement with this prospectus, if required, to update the information contained in this prospectus. The Selling Stockholders may sell their shares of common stock through any means described in the section entitled “Plan of Distribution” on page 9 or in an accompanying prospectus supplement. See “Selling Stockholders” on page 6 for more information on the Selling Stockholders.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into any prospectus supplement. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

RISK FACTORS

An investment in our common stock involves a significant degree of risk, including the risks described in this prospectus. You should carefully consider the risks described below, together with the information under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is incorporated herein by reference, contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, which is incorporated herein by reference, and under similar headings in our subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the other risks and uncertainties described or incorporated by reference in any prospectus supplement we may authorize and the other information in this prospectus before making an investment in our common stock. If any of the risks described below actually occurs, our business, financial condition or results of operations could be materially and adversely affected. The risks and uncertainties described below are not the only risks facing our company. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In such a case, the trading price of our common stock could decline and you could lose all or part of your investment. See the sections entitled “Where You Can Find More Information” and “Information Incorporated by Reference” in this prospectus. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including the risks facing our company described below and elsewhere in this prospectus.

Risks Related to Our Common Stock

Existing stockholders exert significant influence over us. Their interests may not coincide with yours, and they may make decisions with which you may disagree.

As of July 3, 2013, entities affiliated with the Selling Stockholders beneficially owned approximately 57.4% of our outstanding common stock, and two of our directors will continue to be managing directors of Centre Lane Partners LLC, an affiliate of ZM Equity Partners, LLC. As a result, the Selling Stockholders and their affiliates, acting individually or together, could exert significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. The Selling Stockholders and their affiliates may take action by written consent without a meeting of stockholders until such time as the Selling Stockholders and their affiliates no longer own at least 30% of our common stock. In addition, this concentration of ownership may delay or prevent a change in control of our Company and make some transactions more difficult or impossible without the support of the Selling Stockholders and their affiliates. The interests of the Selling Stockholders and their affiliates may not always coincide with our interests as a company or the interest of other stockholders. Accordingly, the Selling Stockholders and their affiliates could cause us to enter into transactions or agreements that you would not approve or make decisions with which you may disagree.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that we expect securities or industry analysts to publish about us or our business. If one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

Future issuance of our common stock could dilute the interests of existing stockholders.

We may issue additional shares of our common stock in the future. The issuance of a substantial amount of common stock could have the effect of substantially diluting the interests of our current stockholders. In addition, the sale of a substantial amount of common stock in the public market, either in the initial issuance or in a subsequent resale by the target company in an acquisition which received such common stock as consideration or by investors who acquired such common stock in a private placement could have an adverse affect on the market price of our common stock.

We do not intend to pay dividends for the foreseeable future, and you must rely on increases in the market price of our common stock for returns on equity investment.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

We will have broad discretion over the use of the net proceeds from any offering and may not use them effectively.

Our management may have broad discretion to use the net proceeds of any offering for a variety of purposes, including, further development of our products and operations, working capital and general corporate purposes. We may spend or invest these proceeds in a way with which our stockholders disagree. Failure by our management to effectively use these funds could harm our business and financial condition. Until the net proceeds of any offering are used, they may be placed in investments that do not yield a favorable return to our investors, do not produce significant income or lose value.

Provisions in our charter documents and Delaware law could discourage takeover attempts and lead to management entrenchment.

Our second amended and restated certificate of incorporation and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

•	a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•

the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•

the ability of our board of directors to determine to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•

from and after such time as the Selling Stockholders and their affiliates no longer own at least 30% of our common stock, a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•

the requirement that a special meeting of stockholders may be called only by the chairman of our board of directors or our board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•

advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or from otherwise attempting to obtain control of us;

•	the requirement of a 66 2/3% stockholder vote for the alteration, amendment, or repeal of certain provisions of our second amended and restated certificate of incorporation; and

•	stockholders may remove directors only for cause.

We are also subject to certain anti-takeover provisions under Delaware law. Under Delaware law, a corporation may, in general, only engage in a business combination with any holder of 15% or more of its capital stock if the holder has held the stock for three years, unless, among other possible exceptions, our board of directors has approved the transaction.

USE OF PROCEEDS

Except as may be otherwise set forth in the applicable prospectus supplement accompanying this prospectus, the net proceeds from the sale of any shares of our common stock that we offer will be used for general corporate purposes, including:

•	working capital;

•	capital expenditures;

•	acquisitions of or investments in businesses or assets; and

•	redemption and repayment of short-term or long-term borrowings.

Pending application of the net proceeds, we may temporarily invest the net proceeds in short-term marketable securities.

We will not receive any proceeds from the sale of the shares of our common stock by the Selling Stockholders.

SELLING STOCKHOLDERS

The Selling Stockholders may resell from time to time up to 5,602,970 shares of our common stock (plus an indeterminate number of shares of our common stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 of the Securities Act).

The following table, based upon information currently known by us, sets forth as of July 3, 2013: (i) the number of shares of our common stock beneficially owned by the Selling Stockholders as of such date and (ii) the number of shares of our common stock that may be offered under this prospectus by the Selling Stockholders. The beneficial ownership of the common stock set forth in the following table is determined in accordance with Rule 13d-3 under the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under this rule, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise, exchange or conversion of options or other exercisable, exchangeable or convertible securities. The percentages in the following table are calculated on the basis of 9,769,476 shares of common stock outstanding as of July 3, 2013, plus any additional shares of common stock that a stockholder has the right to acquire within 60 days after July 3, 2013. Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

Name of Selling Stockholder (1)	Common Stock Beneficially Owned Prior to the Offering (1)		Common Stock Offered Pursuant to this Prospectus	Beneficially Owned Upon Completion of this Offering (1)(2)	Percentage of Common Stock Beneficially Owned Upon Completion of this Offering (1)(2)
ZM EAC LLC	4,650,125	(3)	4,650,125	0	0
ZM Private Equity Fund I, L.P	1,580,723	(4)	666,991	0	0
ZM Private Equity Fund II, L.P	677,453	(5)	285,854	0	0

(1)	Mr. Quinn Morgan serves on our board of directors and is the managing member of ZM EAC LLC and Q&U Investments LLC. Q&U Investments LLC is the managing member of ZM Private Equity Fund I GP, LLC, which is the general partner of ZM Private Equity Fund I, L.P. Q&U Investments LLC is also the managing member of ZM Private Equity Fund II GP, LLC, which is the general partner of ZM Private Equity Fund II, L.P. Accordingly, Mr. Morgan may be deemed to have sole voting and investment power with respect to the shares held by ZM EAC LLC, ZM Private Equity Fund I, L.P. and ZM Private Equity Fund II, L.P. The address of each of the parties is 60 East 42nd Street, Suite 1400, New York, NY 10165.
(2)	We do not know when or in what amounts the Selling Stockholders may offer shares for sale. The Selling Stockholders may not sell any or all of the shares offered by this prospectus. Because the Selling Stockholders may offer all or some of the shares pursuant to this offering, we cannot estimate the number of the shares that will be held by the Selling Stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the Selling Stockholders.
(3)	Based on a Schedule 13D/A filed by ZM EAC LLC with the SEC on May 30, 2013.
(4)	Based on a Schedule 13D/A filed by of ZM Private Equity Fund I, L.P. with the SEC on May 30, 2013. Includes 913,732 shares of common stock issuable upon conversion of our Preferred Stock.
(5)	Based on a Schedule 13D/A filed by of ZM Private Equity Fund II, L.P. with the SEC on May 30, 2013. Includes 391,599 shares of common stock issuable upon conversion of our Preferred Stock.

Material Relationships

Evergreen Acquisition

In connection with the Evergreen Acquisition, we entered into a stock purchase agreement with all of EIA’s second lien lenders, including two of the ZM Funds and their affiliates, pursuant to which we issued 3,375,527 shares of our Preferred Stock to EIA’s second lien lenders. To facilitate our acquisition of EHI, the second lien lenders, including two of the ZM Funds and certain of their affiliates, executed certain waivers and consents pursuant to EIA’s second lien credit facility.

In connection with the Evergreen Acquisition, two of the ZM Funds and their affiliates received a total of 1,940,096 shares of our Preferred Stock. The two ZM Funds and their affiliates received 1,689,155 shares of Preferred Stock as repayment of $20.0 million of principal of their pro rata share of EIA’s second lien credit facility. In addition, we issued 632,911 shares of our Preferred Stock to EIA’s first lien lenders in connection with our acquisition of EHI and certain of those first lien lenders sold their shares to certain of the EIA second lien lenders, including two of the ZM Funds and certain of their affiliates, which collectively purchased 250,941 shares of our Preferred Stock.

Our Preferred Stock is mandatorily convertible into shares of our common stock on a one-for-one basis, subject to certain adjustments, upon a written demand of mandatory conversion no later than ten days after we have received approval of our stockholders necessary to approve the conversion of our Preferred Stock into common stock for purposes of Rule 5635 of the NASDAQ Marketplace Rules.

Our Preferred Stock has no voting rights and it will participate in any dividends declared in respect of shares of our common stock on an as-converted basis. Beginning on August 30, 2013, our Preferred Stock will accrue dividends at a rate of 5% per annum on the then-effective liquidation preference per share plus accrued and unpaid dividends, which rate will increase by 1% per annum on each one-year anniversary of August 30, 2013. Dividends will be payable quarterly in arrears commencing on the last day of the first quarter following August 30, 2013 and will accumulate during each quarterly dividend period. If all dividends payable on our Preferred Stock have not been paid, we may not declare or pay any dividend, make any payment on account of, or take certain other actions in respect of any of our equity interests or those of our subsidiaries, subject to certain exceptions. Upon specified liquidation and deemed liquidation events, before any distribution of assets is made to holders of any class of our securities junior to our Preferred Stock (including common stock) the holders of our Preferred Stock would be entitled to receive liquidating distributions in an amount equal to the greater of (i) $11.85 per share of Preferred Stock plus any accrued but unpaid dividends thereon, and (ii) 110% of the payment or distribution to which such holders would be entitled if our Preferred Stock were converted into our common stock plus all accrued but unpaid dividends thereon. At any time on or after the five-year anniversary of the issuance of our Preferred Stock, we may redeem all, but not less than all, the shares of Preferred Stock at the time outstanding, at a redemption price per share payable in cash equal to the greater of (i) 125% of the sum of $11.85 per share of Preferred Stock plus any accrued but unpaid dividends thereon, and (ii) 110% of the number of as-converted shares of common stock multiplied by the current market price plus all accrued but unpaid dividends.

Transaction Fee

In connection with the Evergreen Acquisition, 10th Lane Partners, LLC, an entity controlled by Q&U Investments, LLC and affiliated with Quinn Morgan, one of our directors, received a fee of $2.5 million from us in consideration for services rendered to us by 10th Lane Partners, LLC, its affiliates and employees.

Subordinated Notes

On June 30, 2010, we issued an aggregate principal amount of $8.5 million of unsecured subordinated notes due 2015 (the “2015 notes”) to ZM Private Equity Fund II, L.P. and its affiliates at a rate of 20.0% per annum. On June 30, 2011, in connection with an amendment to the credit agreement, $10.0 million aggregate principal amount of unsecured subordinated notes due 2016 (the “2016 notes”) were issued to ZM Private Equity Funds I and II, L.P. at a rate of 20.0% per annum. Additionally, in connection with the Working Capital Guarantee Credit Agreement as disclosed above, ZM Private Equity Funds I and II issued $1.0 million in 2016 notes. Upon completion of our initial public offering in April of 2012, the interest rate on each of the 2015 notes and 2016 notes was adjusted from 20.0% per annum to 10.0% per annum. We used a portion of the proceeds of our offering of the Notes to repay the 2015 notes and 2016 notes.

Registration Rights

We are party to an amended and restated registration rights agreement among us and the Selling Stockholders, which provides that ZM EAC LLC will have the right to demand that we register its shares for sale to the public. ZM EAC LLC has the right to require that we register its shares under the Securities Act for sale to the public. If ZM EAC LLC exercises its demand registration right, ZM Private Equity Fund I, L.P. and ZM Private Equity Fund II, L.P. will have the opportunity to include their shares in the registration. We must pay all expenses, except for underwriters’ discounts and commissions, incurred in connection with the exercise of these demand registration rights.

In addition, the ZM Funds have piggyback registration rights, which means that they have the right to include their shares in any registration that we effect under the Securities Act, other than a registration effected pursuant to an exercise of demand registration rights, subject to specified exceptions. We must pay all expenses, except for underwriters’ discounts and commissions, incurred in connection with these piggyback registration rights.

We are unable to estimate the dollar value of registration rights to the holders of these rights. The amount of reimbursable expenses under the registration rights agreement depends on a number of variables, including whether registration rights are exercised incident to a primary offering by us, the form on which we are eligible to register such a transaction, and whether we have a shelf registration in place at the time of a future offering. The shares of our common stock being registered by the Selling Stockholders in this offering are being registered pursuant to the registration rights agreement.

PLAN OF DISTRIBUTION

We are registering 4,000,000 shares of our common stock to be sold by us under a “shelf” registration process. If we offer any shares of common stock under this prospectus we will amend or supplement this prospectus by means of an accompanying prospectus supplement setting forth the specific terms and conditions and other information about that offering as is required or necessary.

In addition, on behalf of the Selling Stockholders, we are registering 5,602,970 shares of our common stock for possible resale by the Selling Stockholders. The Selling Stockholders may be deemed underwriters with respect to these shares. Unless the context otherwise requires, as used in this prospectus, “Selling Stockholders” includes the Selling Stockholders named in the table above and donees, pledgees, transferees or other successors-in-interest selling shares received from the Selling Stockholders as a gift, pledge, partnership distribution or other transfer after the date of this prospectus.

We and/or the Selling Stockholders may offer and sell all or a portion of the shares covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	on the NASDAQ Global Market, in the over-the-counter market or on any other national securities exchange on which our shares are listed or traded;

•	in a block trade in which a broker-dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through underwriters or dealers directly to investors, including through a specific bidding, auction, or other process;

•	to investors through agents;

•	directly to agents;

•	to or through brokers or dealers;

•	to the public through underwriting syndicates led by one or more managing underwriters;

•	in privately negotiated transactions;

•	to one or more underwriters acting alone for resale to investors or to the public;

•	in a registered direct offering; and

•	any other method permitted pursuant to applicable law.

We and/or the Selling Stockholders may sell the shares at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by us and/or the Selling Stockholders, as applicable, and, at the time of the determination, may be higher or lower than the market price of our common stock on the NASDAQ Global Market or any other exchange or market.

We have not, and the Selling Stockholders have advised us that they have not, entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of shares. Upon entering into, or upon notification by the Selling Stockholder that they have entered into, any material arrangement with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the name of the applicable seller;

•	the number of shares being offered;

•	the terms of the offering;

•	the names of the participating underwriters, broker-dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•	the public offering price; and

•	other material terms of the offering.

If we or the Selling Stockholders use underwriters in the sale of securities, the securities will be acquired by the underwriters for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if they purchase any securities. The public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

If we or the Selling Stockholders use dealers in the sale of securities, we or the Selling Stockholders will sell securities to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. We or the Selling Stockholders may solicit offers to purchase the securities directly, and we or the Selling Stockholders may sell the securities directly to institutional or other investors, who may be deemed underwriters within the meaning of the Securities Act with respect to any resales of those securities. The terms of these sales will be described in the applicable prospectus supplement. If we or the Selling Stockholders use agents in the sale of securities, unless otherwise indicated in the prospectus supplement, they will use their reasonable best efforts to solicit purchases for the period of their appointment. Unless otherwise indicated in a prospectus supplement, if we sell directly, no underwriters, dealers or agents would be involved. We will not make an offer of securities in any jurisdiction that does not permit such an offer.

We or the Selling Stockholders may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover overallotments, if any, in connection with the distribution. Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with SEC orders, rules and regulations and applicable law. To the extent permitted by applicable law and SEC orders, rules and regulations, an overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. To the extent permitted by applicable law and SEC orders, rules and regulations, short covering transactions involve purchases of the common stock in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the common stock originally sold by the dealer is purchased in a covering transaction to cover short positions. Those activities may cause the price of the common stock to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters who are qualified market makers on the NASDAQ Stock Market may engage in passive market making transactions in the common stock on the NASDAQ Stock Market in accordance with Rule 103 of

Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the Selling Stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

Underwriters, dealers and agents that participate in any distribution of securities may be deemed to be underwriters as defined in the Securities Act. Any discounts, commissions or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under the Securities Act. Only underwriters named in the prospectus supplement are underwriters of the securities offered in the prospectus supplement. We or the Selling Stockholders may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute with respect to payments that they may be required to make.

We or the Selling Stockholders may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institution contractually agrees to purchase the securities from us or the Selling Stockholders on a future date at a specific price. This type of contract may be made only with institutions that we or the Selling Stockholders specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

Our common stock is listed on the NASDAQ Global Market. It has not presently been established whether the underwriters, if any, of the shares of our common stock will make a market in our common stock. If the underwriters make a market in our common stock, such market making may be discontinued at any time without notice.

Agents, dealers and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers or underwriters may be customers of, engage in transactions with, or perform services for us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

Certain legal matters with respect to the securities will be passed upon for us by DLA Piper LLP (US), Washington, D.C.

EXPERTS

The audited financial statements of Erickson Air-Crane Incorporated which are incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said report.

The consolidated financial statements of Evergreen Helicopters, Inc. and subsidiaries as of and for the year ended December 31, 2012, incorporated by reference into this prospectus, have been so included in reliance on the report of Crowe Horwath LLP, independent auditors, as stated in their report included therein, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Evergreen Helicopters, Inc. and subsidiaries as of February 29, 2012 and February 28, 2011, and for the years ended February 29, 2012, February 28, 2011, and February 28, 2010, incorporated by reference into this prospectus, have been audited by GHP Horwath, P.C., independent auditors, as stated in their report included therein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov. Those filings are also available to the public on our corporate website at www.ericksonaircrane.com. The information we file with the SEC or contained on, or linked to through, our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at the SEC’s prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information. This means that we can disclose important information to you by referring you to those documents that contain the information. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus (other than information “furnished” under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) of any Current Report on Form 8-K or otherwise “furnished” to the SEC, unless otherwise stated) until this offering is completed, as well as documents filed under such sections after the date of the initial registration statement and prior to effectiveness of the registration statement:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 8, 2013;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, filed with the SEC on May 9, 2013;

•

Our Current Reports on Form 8-K filed with the SEC on March 7, 2013, March 20, 2013, April 25, 2013, May 1, 2013, May 8, 2013 (as amended on June 10, 2013 and July 18, 2013), June 12, 2013 and June 18, 2013; and

•

The description of our common stock as set forth in our registration statement on Form 8-A, which was filed on April 10, 2012, under Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

In accordance with Rule 402 of Regulation S-T, the XBRL related information in Exhibit 101 to our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q will not be deemed to be incorporated by reference into any registration statement or other document filed under the Securities Act, except as will be expressly set forth by specific reference in such filing.

You may obtain any of the documents incorporated by reference through the SEC or the SEC’s website as described above or on our corporate website at www.ericksonaircrane.com. You may request copies of the documents incorporated by reference in this prospectus, at no cost, by writing or telephoning us at:

Erickson Air-Crane Incorporated

5550 SW Macadam Avenue, Suite 200

Portland, Oregon 97239

(503) 505-5800

Attention: Chief Financial Officer

PART II— INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Securities and Exchange Commission registration fee	$32,444.86
Federal taxes	*
State taxes and fees	*
Accounting fees and expenses	*
Legal fees and expense	*
Blue Sky fees and expenses	*
Printing fees and expenses	*
Transfer agent fees and expenses	*
Miscellaneous Expenses	*
Total	$32,444.86

*	These fees are calculated based upon the number of issuances in applicable offerings and amount of securities offered and, accordingly, cannot be estimated at this time.

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”), authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred or, arising under the Securities Act of 1933, as amended. Our second amended and restated certificate of incorporation provides for indemnification of our directors, officers, employees, and other agents to the maximum extent permitted by the DGCL, and our second amended and restated bylaws provide for indemnification of our directors, officers, employees, and other agents to the maximum extent permitted by the DGCL. In addition, we have entered into indemnification agreements with our directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements may require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Reference is also made to Section 7 of the underwriting agreement filed as Exhibit 1.1 to our registration statement (filed on April 10, 2012), which provides for indemnification by the underwriter of our officers and directors against certain liabilities.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

We maintain a general liability insurance policy that covers liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 16.	Exhibits.

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

i. Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(9) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereonto duly authorized.

Date: July 22, 2013

ERICKSON AIR-CRANE INCORPORATED

By:	/s/ UDO RIEDER
Udo Rieder
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ UDO RIEDER Udo Rieder	Chief Executive Officer and Director (principal executive officer)	July 22, 2013

/s/ CHARLES RYAN Charles Ryan	Chief Financial Officer (principal financial and accounting officer)	July 22, 2013

* Quinn Morgan	Director, Chairman of the Board	July 22, 2013

* Kenneth Lau	Director	July 22, 2013

* Hank Halter	Director	July 22, 2013

* Gary R. Scott	Director	July 22, 2013

* Meredith Siegfried	Director	July 22, 2013

* James L. Welch	Director	July 22, 2013

*By:	/s/ CHARLES RYAN
Charles Ryan Attorney-In-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement*

5.1	Opinion of DLA Piper LLP (US)**

23.1	Consent of Grant Thornton LLP

23.2	Consent of Crowe Horwath LLP**

23.3	Consent of GHP Horwath, P.C.**

23.4	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)**

24.1	Powers of Attorney (included on signature page)**

*	To the extent applicable, to be filed by a post-effective amendment or as an exhibit to a document filed under the Securities Exchange Act, as amended, and incorporated by reference herein.
**	Previously filed.